SHARE PURCHASE AGREEMENT


         This Agreement is made as of the 20th day of February, 1998 between Pioneer Funds Distributor, Inc., a Delaware corporation ("PFD") and Pioneer Independence Fund, a Delaware business trust (the "Fund") and a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS,  the Fund wishes to sell to PFD through  Pioneer  Independence
Plans, and PFD wishes to purchase from the Fund through Pioneer Independence Plans, $100,000 of shares of beneficial interest of the Fund (10,000 shares) at a purchase price of $10.00 per share (collectively, the "Shares"); and

         WHEREAS, Pioneer Independence Plans, a unit investment trust also registered under the 1940 Act, has been established for the collective investment in and the accumulation of shares of beneficial interest in the Fund; and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Fund and Pioneer Independence Plans as required by the 1940 Act;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PFD is delivering to Pioneer Independence Plans a check in the amount of $100,000 in full payment for the Shares.

         2. PFD agrees that it is purchasing the Shares through Pioneer Independence Plans for investment purposes and has no present intention of redeeming or reselling the Shares or terminating its Pioneer Independence Plans account.

         3. PFD further agrees that it may not withdraw the Shares from Pioneer Independence Plans or the Fund at a rate, which at any time during the Fund's first five years of operations, exceeds in the aggregate $1,666.67 per month.

         Executed as of the date first set forth above.

                                             PIONEER FUNDS DISTRIBUTOR, INC.



                                             /s/ Robert L. Butler
                                             Robert L. Butler, President


                                             PIONEER INDEPENDENCE FUND



                                             /s/ John F. Cogan, Jr.
                                             John F. Cogan, Jr., President